U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 29, 2019

iBio, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or jurisdiction of incorporation or organization)

001-35023

(Commission File Number)

26-2797813

(I.R.S. Employer Identification Number)

600 Madison Avenue, Suite 1601, New York, NY 10022-1737

(Address of principal executive offices (Zip Code)

Registrant's telephone number: (302) 355-0650

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☐ Emerging growth company

Item 1.01 Entry into a Material Definitive Agreement.

The information set forth under Item 5.02 of this Current Report on Form 8-K under the heading “Indemnification Agreement” is incorporated by reference into this Item 1.01.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Director and Appointment of New Director

Effective as of April 1, 2019, Arthur Y. Elliott, Ph.D. resigned from his position with iBio, Inc. (the “Corporation”) as a member of the Board of Directors of the Corporation (“Board”). Dr. Elliott did not advise the Corporation of any disagreement with the Corporation on any matter relating to its operations, policies or practices.

Effective as of April 1, 2019, Tom Isett was appointed as a member of the Board to serve as a Class I director. His term as a Class I director will expire at the Corporation’s 2021 annual meeting of stockholders.

Mr. Isett, age 54, is an accomplished executive with decades of successful management and corporate development experience in the life sciences, with notable focus upon biologics contract development and manufacturing organizations (CDMOs). In 2015, he founded i.e. Advising, LLC, a management and strategy consulting firm, as well as Commence Bio, Inc., a private, early-stage developer of cellular immunotherapies. As Managing Director of i.e. Advising - and in his earlier corporate development roles – Mr. Isett has advised Fortune 500 companies, private equity firms, biotechs, and standards-setting organizations on key strategy, M&A, and intellectual property decisions in life sciences. Over the course of his career, he has been involved in dozens of transactions cumulatively valued at over $20 billion.

Prior to his founding of i.e. Advising, Mr. Isett held leadership roles for bioprocess product and service businesses over his 25 combined years with GE, Lonza, and BD. Mr. Isett was the founder of Becton Dickinson’s BD Advanced Bioprocessing business, which he led from inception to over $60 million in revenues by 2009; by 2018, revenues reached $100 million and the business was sold for $477 million. At Lonza, he contributed to the rapid growth of the cell & gene therapy CDMO unit as Head of Cell Processing Technologies. Notably, while with GE Life Sciences, he accelerated growth for the North American BioProcess business via the introduction of an integrated solutions strategy, along with new commercial and operating mechanisms to support execution.

The Corporation issued a press release on April 1, 2019 announcing Mr. Isett’s appointment, a copy of which is attached hereto as Exhibit 99.1.

Indemnification Agreement

Effective as of March 29, 2019, the Corporation entered into an Indemnification Agreement with Mr. Isett. The Corporation intends to enter in to substantially similar Indemnification Agreements with each of its directors and executive officers.

The Indemnification Agreements, which clarify and supplement indemnification provisions already contained in the Corporation’s Bylaws, generally provide that the Corporation shall indemnify the indemnitee to the fullest extent permitted by applicable law, as it exists now or as the law may be amended in the future to increase the scope of permitted indemnification, against judgments, fines, expenses and other amounts actually and reasonably incurred in connection with the indemnitee’s service to the Corporation. The Indemnification Agreements also provide for rights to advancement of expenses and procedures for the determination of entitlement to indemnification, which vary depending on whether the Corporation has undergone a change in control.

The foregoing summary description of the Indemnification Agreements is not intended to be complete and is qualified in its entirety by the complete text of the form of Indemnification Agreement which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01 Exhibits

10.1	Form of Indemnification Agreement

99.1	Press Release of iBio, Inc. dated April 1, 2019

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IBIO INC.

Date: April 1, 2019	By:	/s/ Robert B. Kay
Robert B. Kay
Executive Chairman and CEO

EXHIBIT INDEX

10.1	Form of Indemnification Agreement

99.1	Press Release of iBio, Inc. dated April 1, 2019